Exhibit 99.1

News Release | April 14, 2026 Wells Fargo Reports First Quarter 2026 Net Income of $5.3 billion, or $1.60 per Diluted Share

Company-wide Financial Summary

	Quarter ended
	Mar 31, 2026	Mar 31, 2025
Selected Income Statement Data ($ in millions except per share amounts)
Total revenue	$21,446	20,149
Noninterest expense	14,330	13,891
Provision for credit losses[1]	1,135	932
Net income	5,253	4,894
Diluted earnings per common share	1.60	1.39
Selected Balance Sheet Data ($ in billions)
Average loans	$996.0	908.2
Average deposits	1,415.0	1,339.3
CET1[2]	10.3%	11.1
Performance Metrics
ROE[3]	12.2%	11.5
ROTCE[4]	14.5	13.6

Operating Segments and Other Highlights

	Quarter ended	Mar 31, 2026 % Change from
($ in billions)	Mar 31, 2026	Dec 31, 2025	Mar 31, 2025
Average loans
Consumer Banking and Lending (CBL)[5]	$335.3	1%	4
Commercial Banking (CB)[5]	229.1	2	2
Corporate and Investment Banking	342.3	9	23
Wealth and Investment Management	88.4	4	9
Average deposits
Consumer Banking and Lending[5]	816.6	1	2
Commercial Banking[5]	185.9	3	2
Corporate and Investment Banking	214.3	—	5
Wealth and Investment Management	112.1	6	10
Capital
◦Repurchased 46.3 million shares, or $4.0 billion, of common stock in first quarter 2026

First quarter 2026 notable item:
◦$135 million, or $0.04 per share, of discrete tax benefits related to the resolution of prior period matters

Chairman and Chief Executive Officer Charlie Scharf commented, “We saw continued positive impacts from the investments we have been making with diluted earnings per share increasing 15%, revenue increasing 6%, loans increasing 11%, and deposits increasing 7% compared to a year ago. Revenue growth was driven by both a 5% increase in net interest income and an 8% increase in noninterest income. Credit performance remained strong with net loan charge-offs stable at 45 basis points. We returned $4 billion to shareholders through common stock repurchases while continuing to operate with significant excess capital.”
“Our consistent focus on investing across all of our businesses helped contribute to broad-based revenue growth, with each of our operating segments increasing revenue from a year ago. Consumer Banking and Lending revenue grew 7% and Commercial Banking grew 7% as well. Within our Corporate and Investment Bank we saw an 11% increase in Banking revenue and a 19% increase in Markets revenue. Wealth and Investment Management grew 14%,” Scharf added.
“In our credit card business, we launched two new cards in the first quarter, and the product enhancements we have made over the past five years drove higher card fees and purchase volume. Auto originations and balances increased, and new consumer checking account openings were higher. We continued to see momentum in our Wealth and Investment Management business with client assets growth of 11% to $2.2 trillion. Strong customer engagement helped to drive higher loan and deposit balances in Commercial Banking. We continued to grow our Investment Banking business, including increasing market share in Equity Capital Markets in the first quarter, and we ended the quarter with a strong investment banking pipeline,” Scharf continued.
“While markets have been volatile, we still see continued resiliency in the underlying economy and the financial health of the consumers and businesses we serve remains strong, though the impact of higher oil prices will likely take some time to materialize. We will continue to monitor trends and respond accordingly, and we are well positioned to support our customers across a range of economic scenarios. We have clear strategic plans in place that are focused on growing returns by using our broad set of capabilities. I am encouraged by the momentum we are seeing and confident in our ability to continue to grow across our businesses,” Scharf concluded.

Endnotes are presented on page 9.

Financial results reported in this document are preliminary. Final financial results and other disclosures will be reported in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, and may differ materially from the results and disclosures in this document due to, among other things, the completion of final review procedures, the occurrence of subsequent events, or the discovery of additional information.
Selected Company-wide Financial Information

	Quarter ended			Mar 31, 2026 % Change from
	Mar 31, 2026	Dec 31, 2025	Mar 31, 2025	Dec 31, 2025	Mar 31, 2025
Earnings ($ in millions except per share amounts)
Net interest income	$12,096	12,331	11,495	(2)%	5
Noninterest income	9,350	8,961	8,654	4	8
Total revenue	21,446	21,292	20,149	1	6
Net charge-offs	1,106	1,030	1,009	7	10
Change in the allowance for credit losses	29	10	(77)	190	138
Provision for credit losses[1]	1,135	1,040	932	9	22
Noninterest expense	14,330	13,726	13,891	4	3
Income tax expense	691	1,103	522	(37)	32

Wells Fargo net income	$5,253	5,361	4,894	(2)	7
Diluted earnings per common share	1.60	1.62	1.39	(1)	15

Balance Sheet Data (average) ($ in billions)
Loans	$996.0	955.8	908.2	4	10
Deposits	1,415.0	1,377.7	1,339.3	3	6
Assets	2,168.2	2,079.8	1,919.7	4	13

Financial Ratios
Return on assets (ROA)	0.98%	1.02	1.03
Return on equity (ROE)	12.2	12.3	11.5
Return on average tangible common equity (ROTCE)[2]	14.5	14.5	13.6
Efficiency ratio[3]	67	64	69
Net interest margin on a taxable-equivalent basis	2.47	2.60	2.67
First Quarter 2026 vs. First Quarter 2025
◦Net interest income increased 5%, driven by higher deposit balances and lower deposit costs, improved results in our Markets business, higher loan and investment securities balances, and fixed rate asset repricing, partially offset by the impact of lower interest rates on floating rate assets
◦Noninterest income increased 8%. First quarter 2025 included a $263 million gain from the sale of our commercial mortgage servicing business and $149 million of net losses due to a repositioning of the investment securities portfolio. First quarter 2026 included improved results from our venture capital investments and higher asset-based fees primarily in Wealth and Investment Management on higher market valuations, as well as increases in most other fee categories, partially offset by lower lease income related to the sale of our rail car leasing business and lower mortgage banking fees
◦Noninterest expense increased 3%, driven by higher revenue-related compensation expense primarily in Wealth and Investment Management, an increase in advertising expense, and higher technology and equipment expense, partially offset by lower lease and other expense related to the sale of our rail car leasing business and the impact of efficiency initiatives
◦Provision for credit losses in first quarter 2026 included a modest increase in the allowance reflecting higher commercial and industrial and auto loan balances, largely offset by a lower allowance for commercial real estate and credit card loans
◦Income tax expense in first quarter 2026 included $135 million of discrete tax benefits related to the resolution of prior period matters, as well as tax benefits related to the annual vesting of stock-based compensation

Endnotes are presented on page 9.	2

Selected Company-wide Capital and Liquidity Information

		Quarter ended
($ in billions)	Mar 31, 2026	Dec 31, 2025	Mar 31, 2025
Capital:
Total equity	$180.3	183.0	182.9
Common stockholders’ equity	163.2	164.7	162.6
Tangible common equity[1]	137.8	139.2	137.8
Common Equity Tier 1 (CET1) ratio[2]	10.3%	10.6	11.1
Total loss absorbing capacity (TLAC) ratio[3]	23.0	23.2	25.1
Supplementary Leverage Ratio (SLR)[4]	5.9	6.2	6.8

Liquidity:
Liquidity Coverage Ratio (LCR)[5]	120%	119	125

Selected Company-wide Loan Credit Information

		Quarter ended
($ in millions)	Mar 31, 2026	Dec 31, 2025	Mar 31, 2025
Net loan charge-offs	$1,100	1,046	1,009
Net loan charge-offs as a % of average total loans (annualized)	0.45%	0.43	0.45

Total nonaccrual loans	$8,469	8,201	7,978
As a % of total loans	0.83%	0.83	0.87
Total nonperforming assets	$8,768	8,503	8,225
As a % of total loans	0.86%	0.86	0.90

Allowance for credit losses for loans	$14,374	14,337	14,552
As a % of total loans	1.41%	1.45	1.59
First Quarter 2026 vs. Fourth Quarter 2025
◦Commercial net loan charge-offs as a percentage of average loans were 0.24% (annualized), up from 0.22%, driven by higher commercial and industrial net loan charge-offs, partially offset by lower commercial real estate net loan charge-offs. The consumer net loan charge-off rate increased to 0.78% (annualized), up from 0.75%, on seasonally higher credit card net loan charge-offs
◦Nonperforming assets were up $265 million, primarily driven by higher commercial and industrial nonaccrual loans, partially offset by lower commercial real estate nonaccrual loans. Nonperforming assets as a percentage of total loans were 0.86%, stable with fourth quarter 2025

Endnotes are presented on page 9.	3

Operating Segment Performance

Consumer Banking and Lending offers diversified financial products and services for consumers and small businesses. These financial products and services include checking and savings accounts, credit and debit cards, as well as home, auto, personal, and small business lending. We also provide personalized wealth management and financial planning services through our branch channel.
Selected Financial Information1

	Quarter ended			Mar 31, 2026 % Change from
	Mar 31, 2026	Dec 31, 2025	Mar 31, 2025	Dec 31, 2025	Mar 31, 2025
Earnings (in millions)
Consumer, Small and Business Banking	$7,019	7,130	6,451	(2)%	9
Credit Card	1,595	1,600	1,524	—	5
Home Lending	787	807	866	(2)	(9)
Auto	295	282	237	5	24
Personal Lending	302	291	305	4	(1)
Total revenue	9,998	10,110	9,383	(1)	7
Provision for credit losses	818	911	739	(10)	11
Noninterest expense	6,589	6,238	6,342	6	4

Net income	$1,941	2,219	1,732	(13)	12

Average balances (in billions)
Loans	$335.3	333.0	321.5	1	4
Deposits	816.6	807.6	799.9	1	2
In first quarter 2026, we moved the revenue, noninterest expense, loans, and deposits associated with clients who receive wealth management and financial planning services in our consumer bank branches from the Wealth and Investment Management operating segment to Consumer, Small and Business Banking. Prior period balances have been revised to conform with the current period presentation.

First Quarter 2026 vs. First Quarter 2025
◦Revenue increased 7%
▪Consumer, Small and Business Banking was up 9% driven by lower deposit pricing, higher deposit and loan balances, including the impact of the third quarter 2025 transfer of certain business customers from the Commercial Banking operating segment, as well as higher deposit-related fees, higher asset-based fees driven by an increase in market valuations, and higher debit card fees on higher volume
▪Credit Card was up 5% reflecting higher net interest income on higher loan balances
▪Home Lending was down 9% due to lower net interest income on lower loan balances and lower mortgage banking fees reflecting lower servicing income
▪Auto was up 24% due to higher loan balances
◦Noninterest expense increased 4% driven by higher advertising expense and higher revenue-related compensation expense, as well as the impact of the third quarter 2025 transfer of certain business customers from the Commercial Banking operating segment, partially offset by the impact of efficiency initiatives

Endnotes are presented on page 9.	4

Commercial Banking provides financial solutions to private, family owned and certain public companies. Products and services include banking and credit products across multiple industry sectors and municipalities, secured lending and lease products, and treasury management.
Selected Financial Information

	Quarter ended			Mar 31, 2026 % Change from
	Mar 31, 2026	Dec 31, 2025	Mar 31, 2025	Dec 31, 2025	Mar 31, 2025
Earnings (in millions)
Net interest income	$1,988	1,993	1,977	—%	1
Noninterest income	1,132	1,086	948	4	19
Total revenue	3,120	3,079	2,925	1	7
Provision for credit losses	150	105	187	43	(20)
Noninterest expense	1,608	1,443	1,670	11	(4)

Net income	$1,017	1,142	794	(11)	28

Average balances (in billions)
Loans	$229.1	224.0	223.8	2	2
Deposits	185.9	181.0	182.9	3	2
In third quarter 2025, we prospectively transferred approximately $8 billion of loans and approximately $6 billion of deposits related to certain business customers to Consumer, Small and Business Banking in the Consumer Banking and Lending operating segment.

First Quarter 2026 vs. First Quarter 2025
◦Revenue increased 7%
▪Net interest income was up 1% due to higher loan and deposit balances, partially offset by the impact of lower interest rates and the transfer noted above
▪Noninterest income was up 19% driven by higher revenue from tax credit investments and equity investments
◦Noninterest expense decreased 4% due to the impact of the transfer noted above, as well as the impact of efficiency initiatives

5

Corporate and Investment Banking delivers a suite of capital markets, banking, and financial products and services to corporate, commercial real estate, government and institutional clients globally. Products and services include corporate banking, investment banking, treasury management, commercial real estate lending and capital markets, equity and fixed income solutions, as well as sales, trading, and research capabilities.
Selected Financial Information

	Quarter ended			Mar 31, 2026 % Change from
	Mar 31, 2026	Dec 31, 2025	Mar 31, 2025	Dec 31, 2025	Mar 31, 2025
Earnings (in millions)
Banking:
Lending	$700	656	618	7%	13
Treasury Management and Payments	655	648	618	1	6
Investment Banking	602	457	534	32	13
Total Banking	1,957	1,761	1,770	11	11
Commercial Real Estate	1,146	1,236	1,449	(7)	(21)
Markets:
Fixed Income, Currencies, and Commodities (FICC)	1,583	1,164	1,382	36	15
Equities	543	453	448	20	21
Credit Adjustment (CVA/DVA/FVA) and Other	47	(15)	(3)	413	NM
Total Markets	2,173	1,602	1,827	36	19
Other	2	17	18	(88)	(89)
Total revenue	5,278	4,616	5,064	14	4
Provision for credit losses	175	78	—	124	NM
Noninterest expense	2,692	2,347	2,476	15	9

Net income	$1,809	1,639	1,941	10	(7)

Average balances (in billions)
Loans	$342.3	312.9	277.3	9	23
Deposits	214.3	214.5	203.9	—	5
NM – Not meaningful
First Quarter 2026 vs. First Quarter 2025
◦Revenue increased 4%
▪Banking was up 11% driven by higher loan and deposit balances and higher investment banking revenue, partially offset by the impact of lower interest rates
▪Commercial Real Estate was down 21%. First quarter 2025 included a $263 million gain from the sale of our commercial mortgage servicing business. First quarter 2026 included higher revenue in our affordable housing business
▪Markets was up 19% driven by higher revenue across most asset classes
◦Noninterest expense increased 9% driven by higher incentive compensation expense and higher professional and outside services expense, partially offset by the impact of efficiency initiatives

6

Wealth and Investment Management provides personalized wealth management, brokerage, financial planning, lending, trust and fiduciary products and services to affluent, high-net worth and ultra-high-net worth clients. We operate through financial advisors in our brokerage and wealth offices, independent offices, and digitally through WellsTrade® and Intuitive Investor®.
Selected Financial Information

	Quarter ended			Mar 31, 2026 % Change from
	Mar 31, 2026	Dec 31, 2025	Mar 31, 2025	Dec 31, 2025	Mar 31, 2025
Earnings (in millions)
Net interest income	$905	868	730	4%	24
Noninterest income	2,970	2,953	2,674	1	11
Total revenue	3,875	3,821	3,404	1	14
Provision for credit losses	(10)	(9)	11	(11)	NM
Noninterest expense	3,262	3,074	2,946	6	11

Net income	$468	565	349	(17)	34

Total Company-wide client assets (in billions)	2,483	2,509	2,233	(1)	11

Average balances (in billions)
Loans	$88.4	84.9	80.9	4	9
Deposits	112.1	105.5	102.1	6	10
NM – Not meaningful
In first quarter 2026, we moved the revenue, noninterest expense, loans, and deposits associated with clients who receive wealth management and financial planning services in our consumer bank branches to Consumer, Small and Business Banking in the Consumer Banking and Lending operating segment. Prior period balances have been revised to conform with the current period presentation.

First Quarter 2026 vs. First Quarter 2025
◦Revenue increased 14%
▪Net interest income was up 24% driven by lower deposit pricing and higher deposit and loan balances
▪Noninterest income was up 11% on higher asset-based fees driven by an increase in market valuations
◦Noninterest expense increased 11% due to higher revenue-related compensation expense, partially offset by the impact of efficiency initiatives

7

Corporate includes corporate treasury and enterprise functions, net of expense allocations, in support of the reportable operating segments (including funds transfer pricing, capital, and liquidity), as well as our investment portfolio and venture capital investments. Corporate also includes results for previously divested businesses.
Selected Financial Information

	Quarter ended			Mar 31, 2026 % Change from
	Mar 31, 2026	Dec 31, 2025	Mar 31, 2025	Dec 31, 2025	Mar 31, 2025
Earnings (in millions)
Net interest income	$(460)	(199)	36	NM	NM
Noninterest income	228	388	(213)	(41)%	207
Total revenue	(232)	189	(177)	NM	(31)
Provision for credit losses	2	(45)	(5)	104	140
Noninterest expense	179	624	457	(71)	(61)

Net income (loss)	$18	(204)	78	109	(77)
NM – Not meaningful
First Quarter 2026 vs. First Quarter 2025
◦Revenue decreased as first quarter 2026 included lower net interest income due to the impact of lower interest rates on crediting rates to our operating segments and lower lease income related to the sale of our rail car leasing business, partially offset by improved results from our venture capital investments. First quarter 2025 included $149 million of net losses due to a repositioning of the investment securities portfolio
◦Noninterest expense decreased and included lower lease and other expense related to the sale of our rail car leasing business

8

Endnotes

Page 1 – Company-wide Financial Summary / Operating Segments
1.Includes provision for credit losses for loans, debt securities, and other financial assets.
2.Represents our Common Equity Tier 1 (CET1) ratio calculated under the Standardized Approach, which is our binding CET1 framework. See the table on page 25 of the 1Q26 Quarterly Supplement for more information on CET1. CET1 for March 31, 2026, is a preliminary estimate.
3.Return on equity (ROE) represents Wells Fargo net income applicable to common stock divided by average common stockholders’ equity.
4.Tangible common equity and return on average tangible common equity (ROTCE) are non-GAAP financial measures. For additional information, including a corresponding reconciliation to GAAP financial measures, see the “Tangible Common Equity” tables on pages 23-24 of the 1Q26 Quarterly Supplement.
5.In third quarter 2025, we prospectively transferred approximately $8 billion of loans and approximately $6 billion of deposits related to certain business customers from the Commercial Banking operating segment to Consumer, Small and Business Banking in the Consumer Banking and Lending operating segment.

Page 2 – Selected Company-wide Financial Information
1.Includes provision for credit losses for loans, debt securities, and other financial assets.
2.Tangible common equity and return on average tangible common equity (ROTCE) are non-GAAP financial measures. For additional information, including a corresponding reconciliation to GAAP financial measures, see the “Tangible Common Equity” tables on pages 23-24 of the 1Q26 Quarterly Supplement.
3.The efficiency ratio is noninterest expense divided by total revenue (net interest income and noninterest income).

Page 3 – Selected Company-wide Capital and Liquidity Information
1.Tangible common equity is a non-GAAP financial measure. For additional information, including a corresponding reconciliation to GAAP financial measures, see the “Tangible Common Equity” tables on pages 23-24 of the 1Q26 Quarterly Supplement.
2.Represents our CET1 ratio calculated under the Standardized Approach, which is our binding CET1 framework. See the table on page 25 of the 1Q26 Quarterly Supplement for more information on CET1. CET1 for March 31, 2026, is a preliminary estimate.
3.Represents TLAC divided by risk-weighted assets (RWAs), which is our binding TLAC ratio, determined by using the greater of RWAs under the Standardized and Advanced Approaches. TLAC for March 31, 2026, is a preliminary estimate.
4.SLR for March 31, 2026, is a preliminary estimate.
5.Represents average high-quality liquid assets divided by average projected net cash outflows, as each is defined under the LCR rule. LCR for March 31, 2026, is a preliminary estimate.

Page 4 – Operating Segment Performance – Consumer Banking and Lending
1.In third quarter 2025, we prospectively transferred approximately $8 billion of loans and approximately $6 billion of deposits related to certain business customers from the Commercial Banking operating segment to Consumer, Small and Business Banking in the Consumer Banking and Lending operating segment.

Conference Call
The Company will host a live conference call on Tuesday, April 14, at 10:00 a.m. ET. You may listen to the call by dialing 1-888-673-9782 (U.S. and Canada) or 312-470-7126 (International/U.S. Toll) and enter passcode: 8320644#. The call will also be available online at https://www.wellsfargo.com/about/investor-relations/quarterly-earnings/ and
https://metroconnections-events.com/wf1Qearnings26.

A replay of the conference call will be available from approximately 1:00 p.m. ET on Tuesday, April 14 through
Tuesday, April 28. Please dial 1-800-835-4112 (U.S. and Canada) or 203-369-3829 (International/U.S. Toll) and enter passcode: 5148#. The replay will also be available online at
https://www.wellsfargo.com/about/investor-relations/quarterly-earnings/ and
https://metroconnections-events.com/wf1Qearnings26.

9

Forward-Looking Statements
This document contains forward-looking statements. In addition, we may make forward-looking statements in our other documents filed or furnished with the Securities and Exchange Commission (SEC), and our management may make forward-looking statements orally to analysts, investors, representatives of the media and others. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “target,” “projects,” “outlook,” “forecast,” “will,” “may,” “could,” “should,” “can” and similar references to future periods. In particular, forward-looking statements include, but are not limited to, statements we make about: (i) the future operating or financial performance of the Company or any of its businesses, including our outlook for future growth; (ii) our expectations regarding noninterest expense and our efficiency ratio; (iii) future credit quality and performance, including our expectations regarding future loan losses, our allowance for credit losses, and the economic scenarios considered to develop the allowance; (iv) our expectations regarding net interest income and net interest margin; (v) loan growth or the reduction or mitigation of risk in our loan portfolios; (vi) future capital or liquidity levels, ratios or targets; (vii) the expected outcome and impact of legal, regulatory and legislative developments, as well as our expectations regarding compliance therewith; (viii) future common stock dividends, common share repurchases and other uses of capital; (ix) our targeted range for return on assets, return on equity, and return on tangible common equity; (x) expectations regarding our effective income tax rate; (xi) the outcome of contingencies, such as legal actions; (xii) sustainability and governance related goals or commitments; and (xiii) the Company’s plans, objectives and strategies.
Forward-looking statements are not based on historical facts but instead represent our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation:
•current and future economic and market conditions, including the effects of declines in housing prices, high unemployment rates, declines in commercial real estate prices, U.S. fiscal debt, budget and tax matters, geopolitical matters, trade policies, and any slowdown in global economic growth;
•our capital and liquidity requirements (including under regulatory capital standards, such as the Basel III capital standards) and our ability to generate capital internally or raise capital on favorable terms;
•current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses, including rules and regulations relating to bank products and financial services;
•our ability to realize any efficiency ratio or expense target as part of our expense management initiatives, including as a result of business and economic cyclicality, seasonality, changes in our business composition and operating environment, growth in our businesses and/or acquisitions, and unexpected expenses relating to, among other things, litigation and regulatory matters;
•the effect of the current interest rate environment or changes in interest rates or in the level or composition of our assets or liabilities on our net interest income and net interest margin;
•significant turbulence or a disruption in the capital or financial markets, which could result in, among other things, a reduction in the availability of funding or increased funding costs, a reduction in our ability to sell or securitize loans, and declines in asset values and/or recognition of impairment of securities held in our debt securities and equity securities portfolios;
•the effect of a fall in stock market prices on our investment banking business and our fee income from our brokerage and wealth management businesses;
•negative effects from instances where customers may have experienced financial harm, including on our legal, operational and compliance costs, our ability to engage in certain business activities or offer certain products or services, our ability to keep and attract customers, our ability to attract and retain qualified employees, and our reputation;
•regulatory matters, including the failure to resolve outstanding matters on a timely basis and the potential impact of new matters, litigation, or other legal actions, which may result in, among other things, additional costs, fines, penalties, restrictions on our business activities, reputational harm, or other adverse consequences;
•a failure in or breach of our operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of cyberattacks;
•the effect of technological changes, including artificial intelligence and digital assets, on us, our customers, or our competitive landscape;
•the effect of changes in the level of checking or savings account deposits on our funding costs and net interest margin;

10

•fiscal and monetary policies of the Federal Reserve Board;
•changes to tax laws, regulations, and guidance as well as the effect of discrete items on our effective income tax rate;
•our ability to develop and execute effective business plans and strategies; and
•the other risk factors and uncertainties described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025.
In addition to the above factors, we also caution that the amount and timing of any future common stock dividends or repurchases will depend on the earnings, cash requirements and financial condition of the Company, the impact to our balance sheet of expected customer activity, our capital requirements and long-term targeted capital structure, the results of supervisory stress tests, market conditions (including the trading price of our stock), regulatory and legal considerations, including regulatory requirements under the Federal Reserve Board’s capital plan rule, and other factors deemed relevant by the Company, and may be subject to regulatory approval or conditions.
For additional information about factors that could cause actual results to differ materially from our expectations, refer to our reports filed with the SEC, including the discussion under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC and available on its website at www.sec.gov1.
Any forward-looking statement made by us speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Forward-looking Non-GAAP Financial Measures. From time to time we may provide forward-looking non-GAAP financial measures, such as forward-looking estimates or targets for return on average tangible common equity or for net interest income excluding Markets. We are unable to provide a reconciliation of forward-looking non-GAAP financial measures to their most directly comparable GAAP financial measures because we are unable to provide, without unreasonable effort, a meaningful or accurate calculation or estimation of amounts that would be necessary for the reconciliation due to the complexity and inherent difficulty in forecasting and quantifying future amounts or when they may occur. Such unavailable information could be significant to future results.
1 We do not control this website. Wells Fargo has provided this link for your convenience, but does not endorse and is not responsible for the content, links, privacy policy, or security policy of this website.

11

About Wells Fargo
Wells Fargo & Company (NYSE: WFC) is a leading financial services company that has approximately $2.2 trillion in assets. We provide a diversified set of banking, investment and mortgage products and services, as well as consumer and commercial finance, through our four reportable operating segments: Consumer Banking and Lending, Commercial Banking, Corporate and Investment Banking, and Wealth & Investment Management. Wells Fargo ranked No. 33 on Fortune’s 2025 rankings of America’s largest corporations.

Contact Information
Media
Beth Richek, 980-308-1568
beth.richek@wellsfargo.com
or
Investor Relations
John M. Campbell, 415-396-0523
john.m.campbell@wellsfargo.com

12